Exhibit 4.30

Morgan Stanley & Co. LLC

1585 Broadway, 5th Floor

New York, NY 10036

January 30, 2019

NIO Inc. (“Counterparty”)

Building 20, No. 56 AnTuo Road, Jiading District

Shanghai, 201804

People’s Republic of China

Attention: Louis T. Hsieh, Chief Financial Officer

Telephone No.: +86 (21) 6908 3306

Facsimile No.: +86 (21) 3913 0192

Call Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and Counterparty as of the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. For the avoidance of doubt, references herein to sections of the Purchase Agreement (the “Purchase Agreement”), to be dated on or around January 30, 2019, among Counterparty and Credit Suisse Securities (USA) LLC, Goldman Sachs (Asia) L.L.C., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (the “Initial Purchasers”) are based on the draft of the Purchase Agreement most recently reviewed by the parties at the time of execution of this Confirmation. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated January 30, 2019 (the “Offering Memorandum”) relating to the 4.50% Convertible Senior Notes due 2024 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD650,000,000 (as increased by up to an aggregate principal amount of USD100,000,000 if and to the extent that the Initial Purchasers (as defined herein) exercise their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.       This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (a) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and (b) the agreement of the parties hereto that, following the payment of the Premium and the delivery to Dealer of the opinions of counsel as required pursuant to Section 9(a), the condition precedent in Section 2(a)(iii) of the Agreement shall not apply to a payment or delivery owing by Dealer to Counterparty (it being understood that such condition precedent will continue to apply and this clause (b) will have no effect with respect to a Potential Event of Default, Event of Default and/or Early Termination Date arising under, or with respect to, Section 5(a)(ii) or 5(a)(iv) of the Agreement)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

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2.       The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	January 30, 2019

Option Style:	European

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The American Depository Shares of Counterparty issued or deemed issued under the Deposit Agreement (as defined below) (Exchange symbol: “NIO”), each of which represents as if the date hereof one Underlying Shares

Underlying Shares:	Initially, Class A ordinary shares, nominal value USD 0.00025 per Underlying Share, of Counterparty and any and all other securities, property and cash that are the subject of the Deposit Agreement (as defined below).

Underlying Shares Issuer:	Counterparty

Number of Options:	6,702,412. For the avoidance of doubt, the Number of Options shall be reduced by the number of any Options settled pursuant to Early Settlement (as defined below) or exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	One. For the avoidance of doubt, the Option Entitlement shall be subject to adjustment from time to time, as described under “Method of Adjustment” below.

Number of Shares:	As of any date, the product of the Number of Options and the Option Entitlement.

Strike Price:	USD 0.00

Premium:	USD 49,999,993.52

Premium Per Option:	The amount equal to the Premium divided by the Number of Options.

Premium Payment Date:	February 4, 2019.

Exchange(s):	New York Stock Exchange, or any successor to such exchange or quotation system.

Related Exchange(s):	All Exchanges

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Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Averaging Date” after the word “material,” in the third line thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion and in good faith, based on the advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures for Dealer, that are generally applicable in similar situations and applied in a non-discriminatory manner, to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines, in its commercially reasonable discretion, that such failure will not have a material adverse impact on Dealer’s ability to unwind any related hedging transactions related to the Transaction.”.

Non-Disrupted Day:	An Exchange Business Day that is not a Disrupted Day.

Procedure for Exercise:

Expiration Time:	The Valuation Time

Expiration Date:	The 40th Non-Disrupted Day following the Note Maturity Date

Securities Maturity Date:	February 1, 2024

Automatic Exercise:	Applicable

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Valuation:

Valuation Time:	At the close of trading on the Exchange, without regard to extended or after hours trading.

Valuation Date:	The Expiration Date, subject to “Early Settlement” below.

Averaging Dates:	The 40 consecutive Non-Disrupted Days commencing on, and including, the Note Maturity Date, subject to “Early Settlement” below.

Averaging Date Disruption:	Modified Postponement; provided that, notwithstanding anything to the contrary in the Equity Definitions and in addition to the provisions of Section 6.7(c)(iii) of the Equity Definitions, if any Averaging Date is a Disrupted Day, the Calculation Agent may, in its commercially reasonable discretion, assign additional dates to be Averaging Dates and/or make adjustments to the number of Options to which each Averaging Date relates (including increasing such number or reducing such number to zero with respect to one or more Averaging Dates).

Settlement Terms:

Settlement Currency:	USD

Settlement Method Election:	Not applicable.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions or this Confirmation, in satisfaction of any Share delivery obligation it may have under the Transaction, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Physical Settlement:	Applicable. Except in the case of any Early Settlement, a relevant portion of the Transaction shall expire on each Averaging Date with respect to a number of Options equal to the Number of Averaging Date Options for such Averaging Date. On the Physical Settlement Delivery Date for such Physical Settlement, Dealer shall deliver to Counterparty the sum of the Number of Averaging Date Options for each Averaging Date multiplied by the Option Entitlement as of each such Averaging Date for all Averaging Dates, and will pay to Counterparty the Fractional Share Amount, if any.

Physical Settlement Delivery Date:	The date that is one Settlement Cycle immediately following the Valuation Date.

Other Applicable Provisions in Respect of Physical Settlement:

The representations and agreements contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws or under the Deposit Agreement (as defined below) that exist as a result of the fact that Counterparty is the issuer of the Underlying Shares.

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Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in the case of any dividend or distribution of the type described in Sections 11.2(e)(i) or 11.2(e)(ii)(A) of the Equity Definitions, the Calculation Agent shall make a proportional adjustment to the Number of Shares to reflect such dividend or distribution.

Extraordinary Dividend:	Any dividend or distribution on the Shares or the Underlying Shares with an ex-dividend date occurring during the period from, and including, the Trade Date to, and including, the Expiration Date (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions).

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share	Modified Calculation Agent Adjustment

(b) Share-for-Other	Modified Calculation Agent Adjustment or Cancellation and Payment (Calculation Agent Determination) at the commercially reasonable election of Dealer.

(c) Share-for-Combined	Modified Calculation Agent Adjustment or Component Adjustment at the commercially reasonable election of Dealer.

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share	Modified Calculation Agent Adjustment

(b) Share-for-Other	Modified Calculation Agent Adjustment

(c) Share-for-Combined	Modified Calculation Agent Adjustment

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Modified Calculation Agent Adjustment:	If, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares or Underlying Shares, as applicable, includes (or, at the option of a holder of Shares, or Underlying Shares, as applicable, may include) shares of an entity or person that is not (1) a corporation or an entity that is treated as a corporation for U.S. federal income tax purposes or (2) organized under the laws of the Cayman Islands or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation or an entity that is treated as a corporation for U.S. federal income tax purposes organized under the laws of the Cayman Islands, and/or will not be the Underlying Shares Issuer then, in any case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s commercially reasonable election.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination).

The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: ‘“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors).”. If the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Section 12.1 of the Equity Definitions is hereby amended by deleting subsection (v) thereof in its entirety and replacing it with “(v) in the case of an Insolvency, the date of (A) the institution of a proceeding or presentation of a petition or the passing of a resolution (or the convening of a meeting to pass a resolution or the proposing of a written resolution) (in each case the occurrence of which shall be deemed its announcement) that leads to an Insolvency within the meaning of subsection (A) of the definition thereof, (B) the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to the Insolvency or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

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Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(A)” after “means” in the first line thereof and replacing “(A)” and “(B)” in the third and fourth lines thereof with “(1)” and “(2)” respectively, (2) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, (3) inserting at the end of renumbered subsection (2) thereof the following wording, “or, under the laws of the Cayman Islands, any other jurisdiction or otherwise, any other impediment to or restriction on the transfer of any Share arises or becomes applicable including, without limitation, where (x) any transfer of a Share or alteration of the status of the members of the Issuer would be void unless a court of the Cayman Islands or any other jurisdiction orders otherwise or (y) any transfer of a Share not being a transfer with the sanction of a liquidator, and any alteration in the status of the Issuer’s members, would be void” and (4) deleting the semi-colon at the end of renumbered subsection (2) thereof and inserting the following words therefor “or (B) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”, and provided further that any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

Failure to Deliver:	Applicable

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Insolvency Filing:

Applicable

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may in its sole discretion decide to apply adjustments to the terms of the Transaction upon the occurrence of such an event pursuant to Calculation Agent Adjustment (as if such event were a Tender Offer). For the avoidance of doubt, such adjustments shall be made in a commercially reasonable manner.”

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Dealer shall be the Hedging Party for all applicable events

Determining Party:

For all applicable Extraordinary Events, Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall make such determinations or calculations in good faith and in a commercially reasonable manner.

Following any determination or calculation by Determining Party hereunder, the Determining Party will, upon written request from Counterparty, promptly (but in any event within five Scheduled Trading Days) provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that in no event will the Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

Hedging Adjustments:

For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment in a commercially reasonable manner by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable Hedge Position.

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Representations:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Additional Representations and Warranties of Counterparty:

Each of the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. In lieu of the representations set forth in Section 3(a) of the Agreement, Counterparty represents and warrants to Dealer on the date hereof and as of the Premium Payment Date that:

(a)	Counterparty (i) is duly incorporated and validly existing as an exempted company with limited liability under the laws of the Cayman Islands and is in good standing under such laws, and (ii) has all necessary corporate power and authority to execute, deliver and perform its obligations and exercise its rights in respect of the Transaction; such execution, delivery, performance and exercise have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	(i) It is not entering into the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; and (iii) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction.

(c)	Neither Dealer nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Dealer nor any of its affiliates is acting as agent, or advisor for Counterparty in connection with the Transaction.

(d)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations nor the exercise of rights of Counterparty hereunder will conflict with or result in a breach of the memorandum and articles of association or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(e)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

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(f)	It has not entered into any obligation that would contractually limit it from effecting Physical Settlement (including in connection with an Early Settlement) under the Transaction.

(g)	The Transaction has been duly approved and authorized by Counterparty’s board of directors after due consideration by the board of directors of the matters, and after having reached the conclusions referred to in paragraph (b) above and, prior to the Trade Date Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates, as Dealer shall reasonably request. For the avoidance of doubt, each representation, warranty and certification made by Counterparty in such certificate shall be deemed a representation and warranty made by Counterparty in this paragraph (g).

(h)	It is not entering into the Transaction to create actual or apparent trading activity in the Shares or Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares), or to manipulate the price of the Shares or Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares).

(i)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(k)	Counterparty is not, on the date hereof and on each day pursuant to the terms hereof on which this representation is repeated or deemed repeated, aware of any material non-public information with respect to Counterparty, the Underlying Shares Issuer (if other than Counterparty), the Underlying Shares or the Shares.

(l)	On and immediately after the Trade Date and the Premium Payment Date, and on each day pursuant to the terms hereof on which this representation is required to be repeated or deemed repeated, (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (E) Counterparty would be able to purchase 100,536,150 Shares and the Underlying Shares represented by such number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization, and (F) for the purposes of Cayman Islands law, Counterparty is able to pay its debts.

(m)	To the knowledge of Counterparty, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares and/or Underlying Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares and/or Underlying Shares (except for filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act); provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer.

(n)	Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M (“Regulation M”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty other than a distribution meeting the requirements of the exception set forth in Rule 102(b)(7) of Regulation M.

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(o)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; (C) has total assets of at least USD 50 million; and (D) is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it (including as to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction) based upon its own judgment and upon advice from such advisers as it has deemed necessary (including legal, financial and accounting advisors).

(p)	Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(q)	It has the corporate power and authority and all necessary consents to effect Physical Settlement of the Transaction as contemplated by the Agreement.

(r)	Counterparty’s board of directors (the “Board”) has concluded that (A) the Transaction is suitable for Counterparty, for its commercial benefit and in its best interests, in light of its own investment objectives, financial condition and expertise and (B) the Transaction has been duly approved and authorized by the Board after due consideration by the Board of the foregoing matters and those referred to in sub-paragraph (b)(iii) above.

4. Additional Mutual Representations and Warranties:

In addition to the representations set forth in the Agreement, each of Dealer and Counterparty further represents and warrants to the other party that as of the Trade Date that it is an “eligible contract participant” as the term is defined in the U.S. Commodity Exchange Act, as amended.

5. Additional Covenants and Acknowledgements:

(a)	Counterparty shall deliver to Dealer (A) an opinion of U.S. counsel and (B) an opinion of Cayman counsel, each dated as of the Premium Payment Date, with respect to, among other things, the matters set forth in Sections 3(a), (d) and (e) of this Confirmation, it being understood that such opinions of counsel shall be limited to the federal laws of the United States and the laws of the State of New York (in the case of clause (A) above) and the laws Cayman Islands (in the case of clause (B) above) and may contain customary limitations, exceptions and qualifications for transactions of the same type as the Transaction. Delivery of such opinions to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement; and (C) on or before the Premium Payment Date, a solvency certificate with respect to Counterparty signed by a member of the Board, the chief executive officer or the chief financial officer of the Counterparty certifying the solvency of Counterparty as of and immediately after the Premium Payment Date (after giving effect to Counterparty’s payment of amounts required to be paid by Counterparty on such date under the Transaction and the other transactions described under “Use of Proceeds” in the Offering Memorandum related to the offering of the Convertible Notes), which solvency certificate is reasonably satisfactory to Dealer.

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(b)	(i) Counterparty shall not engage in any distribution as such term is used in Regulation M of any securities of Counterparty or otherwise permit the Shares or the Underlying Shares to be subject to a restricted period, as such term is used in Regulation M, in each case, during the period (the “Restricted Period”) from, and including, the scheduled first Averaging Date to, and including, the Exchange Business Day immediately succeeding the Valuation Date (determined without regard to any Early Settlement); provided, for the avoidance of doubt, that the foregoing shall not apply with respect to any Early Settlement.

(ii) In connection with any Early Settlement, Counterparty shall notify Dealer, as soon as practicable, and in any event no later than the Exchange Business Day immediately following the Notice Date with respect to such Early Settlement, of any distribution or restricted period, as such terms are used in Regulation M with respect to any securities of Counterparty that is occurring on the date Counterparty delivers such notice to Dealer or that Counterparty expects at such time may occur on any Averaging Date, Valuation Date or the Exchange Business Day immediately succeeding the Valuation Date relating to such Early Settlement.

(c)	On the Trade Date, and on each day during the Restricted Period, neither Counterparty nor any “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares or Underlying Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares or Underlying Shares.

(d)	In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

6. Other Provisions:

(a)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, each in a manner that may be adverse to Counterparty.

(b)	Transfer.

(i)       Counterparty shall have the right to transfer or assign all or any of its rights and obligations hereunder with respect to all, or any, of the Options hereunder (such Options, the “Transfer Options”) with the prior written consent of Dealer, such consent not to be unreasonably withheld; provided that withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet any of the following conditions:

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(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(m) of this Confirmation;

(B)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested and reasonably satisfactory to Dealer;

(C)	Under the applicable law effective on the date of such transfer or assignment, (1) Dealer will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date or delivery date an amount or a number of Shares, as applicable, under Section 2(d)(i)(4) of the Agreement greater than the amount or the number of Shares, as applicable, that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment and (2) Dealer will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Dealer would have received from Counterparty in the absence of such transfer or assignment;

(D)	No Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment;

(E)	Counterparty shall cause the transferee to make such tax representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (C) and (D) will not occur upon or after such transfer and assignment, including but not limited to providing tax documentation specified in Section 9(bb) of this Confirmation and making the tax representations specified in Section 9(aa) of this Confirmation on or prior to such transfer and at the other times specified in such Sections; and

(F)	Counterparty shall be responsible for all reasonable and documented costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)	Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Morgan Stanley; provided that, in the case of any such transfer or assignment, under the applicable law effective on the date of such transfer or assignment, (I) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment; (II) Counterparty will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment or delivery date an amount or a number of Shares, as applicable, under Section 2(d)(i)(4) of the Agreement that is less than the amount or the number of Shares that Counterparty would have received from Dealer in the absence of such transfer or assignment; (III) Dealer shall cause the transferee or assignee to make such tax representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that events described in clauses (I) and (II) of this proviso will not occur upon or after such transfer or assignment; and (IV) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment.

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If at any time at which (A) the Section 13 Percentage exceeds 8.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), to the extent necessary so that no Excess Ownership Position exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction. The “Section 13 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Underlying Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act applies with respect to the Shares or Underlying Shares, as applicable, and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Underlying Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of (x) the Number of Options (y) the Option Entitlement and (z) the number of Underlying Shares represented by one Share and (2) the aggregate number of Underlying Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Underlying Shares outstanding. The “Share Amount” as of any day is the number of Underlying Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Underlying Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Underlying Shares equal to (A) the minimum number of Underlying Shares that could give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in good faith and in its commercially reasonable discretion, minus (B) 1% of the number of Underlying Shares outstanding.

(c)	Designation. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

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(d)	No Collateral. No collateral is required to be posted by Counterparty or Dealer, in respect of the Transaction.

(e)	Bankruptcy Code Provisions. Each of Dealer and Counterparty agrees and acknowledges that Dealer is one or more of a “swap participant” and/or “financial participant” within the meaning of Sections 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and a “payment or transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 560 and 561 of the Bankruptcy Code.

(f)	Early Unwind. In the event the sale of the Underwritten Securities (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 5(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(g)	Amendments to Equity Definitions.

a.	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Underlying Shares Issuer or its securities that has a material economic effect on the Shares and/or the Underlying Shares or options on the Shares and/or the Underlying Shares; provided that such event is not based on (a) an observable market, other than the market for the Underlying Shares Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to the Underlying Shares Issuer’s own operations.”

b.	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer” provided that the period for dismissal, discharge, stay or restraint therein shall be increased from “within 15 days” to “within 30 days.”

c.	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

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d.	Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)”, (2) deleting the comma at the end of subsection (A), (3) deleting subsection (C) in its entirety, (4) deleting the word “or” immediately preceding subsection (C) and (5) replacing the words “either party” in the last sentence of such Section with “Dealer”.

(h)	Early Settlement.

a.	Dealer may, from time to time on or after the 30th day following the Trade Date, settle the Transaction early (“Early Settlement”), in whole or in part, by delivering a written notice to Counterparty on any Exchange Business Day (the “Notice Date”) specifying the portion of the Transaction to be settled early (the “Early Settled Portion”).

b.	With respect to any Early Settled Portion, Dealer shall provide notice to Counterparty no later than 3 Scheduled Trading Days following the Notice Date, specifying the Averaging Date(s) (if any), the number of Options that shall expire on each such Averaging Date and the Valuation Date in respect of such Early Settlement, and Dealer will deliver to Counterparty a number of Shares equal to the product of (x) the sum of the number of Options expiring on each such Averaging Date, multiplied by (y) the Option Entitlement, and will pay to Counterparty the Fractional Share Amount, if any, on the Physical Settlement Delivery Date relating to the specified Valuation Date with respect to such Physical Early Settled Portion.

c.	Such delivery and any such payment will be made through the relevant Clearance System on the applicable settlement dates; provided that, for the avoidance of doubt, “Restricted Certificated Shares” above shall also apply with respect to Early Settlement.

(i)	Depository Shares Provisions.

(i)	For the purposes of this Confirmation the following definitions will apply:

“Depositary” means, in relation to the Shares, Deutsche Bank Trust Company Americas, or any successor thereto from time to time.

“Deposit Agreement” means, (i) that certain Deposit Agreement, dated as of September 11, 2018, by and among Underlying Shares Issuer, Depositary and the holders and beneficial owners of the Shares and (ii) the other agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.

“DS Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares, as appropriate”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer or Underlying Shares Issuer, as appropriate”.

“Replacement DSs” means depositary shares or receipts, other than the Shares, over the same Underlying Shares.

(ii)	The following amendments shall be made to the Equity Definitions:

(A)	The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:

(i)	the DS Amendment shall be applicable, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the commercially reasonable opinion of the Calculation Agent, such event has a material effect on the theoretical value of the Shares; and

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(ii)	(A) ‘or’ shall be deleted where it appears at the end of subsection (vi);

(B)	‘.’ shall be deleted where it appears at the end of subsection (vii) and replaced with ‘;’;

(C)	the following shall be inserted as subsection (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement and/or the Shares; or”; and

(D)	the following shall be inserted as provision (ix): “(ix) any other event as a result of which the Shares represent fewer or more Underlying Shares than, and/or any property or assets in addition to, or as a whole or partial replacement of, in each case, the number of Underlying Shares represented by the Shares prior to such event.”

(B)	In making any adjustment following any Potential Adjustment Event, the Calculation Agent shall have reference to (to the extent necessary or appropriate among other factors) any adjustment made by the Depositary under the Deposit Agreement, any fees and/or expenses of the Depositary and any withholding or deduction of taxes. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, it shall notify the parties that the relevant consequence shall be the termination of the relevant Transaction, in which case “Cancellation and Payment (Calculation Agent Determination)” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions (as amended by this Confirmation).

(C)	If a Potential Adjustment Event occurs under Section 11.2(e)(viii) of the Equity Definitions (as amended by this Confirmation), then the following further amendments shall be deemed to be made to Section 11.2(c) of the Equity Definitions in respect of such Potential Adjustment Event:

(i)	the words “the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares, options on the Shares or the Transaction” shall be deleted and replaced with the words “the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on such Transaction”; and

(ii)	the words “as the Calculation Agent determines appropriate to account for that material effect” shall be deleted and replaced with the words “as the Calculation Agent determines appropriate to account for such economic effect on such Transaction”.

(D)	The definitions of “Merger Event”, “Tender Offer”, “Announcement Date”, “Share-for-Share”, “Share-for-Other” and “Share-for-Combined” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(E)	In making any adjustment in respect of a Merger Event, Tender Offer or Announcement Event in relation to the Underlying Shares, the Calculation Agent shall in determining any adjustment pursuant to Modified Calculation Adjustment, have reference to (amongst other factors) any adjustment made by the Depositary under the Deposit Agreement, any fees and/or expenses of the Depositary and any withholding or deduction of taxes, as determined by the Calculation Agent in its commercially reasonable discretion.

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(F)	The definitions of Nationalization and Insolvency in Section 12.6 of the Equity Definitions shall be amended in accordance with the DS Amendment.

(G)	The consequence of a Nationalization or Insolvency in respect of the Depositary shall be Cancellation and Payment.

(H)	If a Delisting of the Shares occurs or the Depositary announces that the Deposit Agreement is (or will be) terminated, then:

(i)	Cancellation and Payment will apply as provided in this Confirmation; and

(ii)	where Cancellation and Payment applies under (H)(i) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (i) such termination shall be deemed to be an “Extraordinary Event”; (ii) Cancellation and Payment shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (iii) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depositary that the Deposit Agreement is (or will be) terminated”.

(I)	If Cancellation and Payment applies under Section 5(h)(ii)(G) or Section 5(h))(ii)(H) of this Confirmation in respect of a Transaction, then the Determining Party shall be Dealer.

(J)	The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the DS Amendment.

(K)	For the avoidance of doubt, where a provision is amended by this Section 5(h) in accordance with the DS Amendment, if the event described in such provision occurs in respect of the Underlying Shares or Underlying Shares Issuer, then the consequence of such event shall be interpreted consistently with the DS Amendment and such event.

(j)	Right to Extend. Dealer may postpone or extend, for as long as it is reasonably necessary, any Averaging Date, the Expiration Date, the Physical Settlement Delivery Date or any other date of payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in the case of clause (i) below, in its commercially reasonable judgment or, in the case of clause (ii) below, based on advice of counsel, that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the relevant market or (ii) to enable Dealer to effect transactions with respect to Shares and/or Underlying Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures adopted by Dealer in good faith so long as such policies and procedures are generally applicable in similar situations and applied in a non-discriminatory manner).

(k)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date; and

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(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(l)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares and/or Underlying Shares (“Hedge Shares”) acquired by Dealer for the purpose of commercially reasonably hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement customary for a registered secondary offering of a similar size in respect of a similar issuer; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, use commercially reasonable efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a similar size in respect of a similar issuer, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares and/or Underlying Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), reasonably requested by Dealer.

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(m)	Repurchase Notices. Counterparty shall, on or prior to the date that is one Scheduled Trading Day following any date on which Counterparty effects any repurchase of Shares and/or Underlying Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Underlying Shares as determined on such day is (i) less than 727.2 million (in the case of the first such notice) or (ii) thereafter more than 37.8 million less than the number of Underlying Shares included in the immediately preceding Repurchase Notice; provided that Counterparty may provide Dealer advance notice on or prior to any such day including the maximum number of Shares and/or Underlying Shares that may be repurchased under a repurchase program entered into in reliance on Rule 10b5-1(c) and the approximate periods during which such repurchases may occur, to the extent it expects that repurchases effected on such day may result in an obligation to deliver a Repurchase Notice (and in such case, any such advance notice shall be deemed a Repurchase Notice to the maximum extent of repurchases set forth in such advance notice as if Counterparty had executed such repurchases). Counterparty agrees that, if Counterparty ceases to qualify as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act or the Shares or Underlying Shares, as applicable, otherwise become subject to the requirements of Section 16 of the Exchange Act, Counterparty will indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees of one outside counsel in each relevant jurisdiction), joint or several, which an Indemnified Person may become subject to, in each case, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other out-of-pocket expenses (to the extent supported by invoices or other documentation setting forth in reasonable detail such expenses) incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable to the extent that the Indemnified Person fails to notify Counterparty within a commercially reasonable period of time after any action is commenced against it in respect of which indemnity may be sought hereunder. In addition, Counterparty shall not have liability for any settlement of any such proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(n)	Additional Notices. Counterparty shall provide a written notice to Dealer as promptly as practicable upon becoming aware that Counterparty is not or will no longer be a “foreign private issuer,” as such term is defined in Rule 3b-4 under the Exchange Act.

(o)	Termination Currency. USD

(p)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) except in the event (i) of an Insolvency, a Nationalization, a Merger Event, or a Bankruptcy Event of Default under Section 5(a)(vii) of the Agreement, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control, or (iii) any Event of Default resulting from a breach by Counterparty of its representations contained in paragraph (g) or (l) of the section “Additional Representations and Warranties of Counterparty” as of or immediately after the Trade Date or as of or immediately after the Premium Payment Date; provided that Counterparty shall have the right, in its sole discretion, to elect to require Dealer to satisfy any Payment Obligation in cash by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant Merger Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Cash Termination”) so long as Counterparty repeats the representations set forth in paragraph (g) of the section “Additional Representations and Warranties of Counterparty” as of the date of such election, provided further that Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to require Dealer to satisfy any Payment Obligation in cash. The following provisions shall apply for the Share Termination Alternative on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

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Share Termination Alternative:	Applicable. Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or as promptly as commercially reasonably practicable thereafter, the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its commercially reasonable discretion and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting, Tender Offer or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the consideration specified by Dealer in its sole discretion.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

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(q)	Office.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: Morgan Stanley & Co. LLC, 1221 Avenue of the Americas , New York, NY 10020

(r)	Notice. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(i) to Counterparty:

NIO Inc.

Building 20, No. 56 AnTuo Road, Jiading District

Shanghai, 201804

People’s Republic of China

Attention: Louis T. Hsieh, Chief Financial Officer

Telephone No.: +86 (21) 6908 3306

Facsimile No.: +86 (21) 3913 0192

with a copy to:

Nick Wang

VP of Finance

Telephone No.: +86 (21) 6908-2002

Email: Nick.Wang@nio.com

with a copy to:

Fang Liu

General Counsel

Telephone No.: +86 (21) 6908-2277

Email: Fang.Liu@nio.com

with a copy to:

Sabrina Shi

Senior Corporate Counsel

Telephone No.: +86 (21) 6908-3391

Email: Danting.Shi@nio.com

(ii) to Dealer:

Morgan Stanley & Co. LLC

1585 Broadway, 5th Floor

New York, NY 10036

Attn:           Global Capital Markets

Telephone: +1 212 761-9363

Facsimile: +1 212 404-9481

Email: nycd-notices@morganstanley.com

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With a copy to:   Morgan Stanley & Co. LLC

                          1221 Avenue of the Americas, 34th Floor

                          New York, NY 10020

Attn: Global Capital Markets

Telephone: +1 212 761-9363

Facsimile: +1 212 404-9481

Email: nycd-notices@morganstanley.com

With a copy to: Steven.Seltzer1@morganstanley.com; David.Oakes@morganstanley.com; and Saurabh.Dinakar@morganstanley.com

(s)	Calculation Agent. Dealer provided that, following the occurrence and during the continuance of an Event of Default under Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, the Calculation Agent will, upon written request from Counterparty, promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

(t)	WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(u)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(v)	Service of Process. Counterparty irrevocably appoints Law Debenture Corporate Services Inc. as its authorized agent upon which process may be served in any suit, action or proceeding relating to the Transaction, and agrees that service of process in any manner permitted by applicable law upon such agent shall be deemed in every respect effective service of process in any manner permitted by applicable law upon Counterparty in any such suit, action or proceeding. Counterparty further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of five and a half years from the date of this Confirmation. If for any reason such agent shall cease to be such agent for service of process, Counterparty shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to Dealer a copy of the new agent’s acceptance of that appointment within 10 days. Nothing herein shall affect the right of Dealer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Counterparty in any other court of competent jurisdiction.

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(w)	U.S. Tax Forms. Without limiting the generality of the foregoing, Counterparty will provide a U.S. Tax Form W-8BEN-E upon the execution of this Confirmation, promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect and promptly upon reasonable demand by Dealer.

(x)	Taxes, Foreign Account Tax Compliance Act and HIRE Act. Counterparty is classified as a corporation for the U.S. federal income tax purposes. No income received or to be received under the Agreement will be effectively connected with the conduct of a trade or business by Counterparty in the United States. Counterparty is a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Regulations”), and it is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the Regulations. The term “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement. The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol, as published by the International Swaps and Derivatives Association, Inc. and as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”) shall apply to the Agreement as if the parties had adhered to the 871(m) Protocol as of the Effective Date. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 871(m) Protocol. Each of Dealer and Counterparty shall provide to the other party tax forms and documents required to be delivered pursuant to Sections 1471(b) or Section 1472(b)(1) of the Code promptly upon request by the other party and any other tax forms and documents they are legally able to provide that are reasonably requested by the other party.

(y)	[Reserved].

(z)	QFC Stay Provisions. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this section. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

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“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Yours sincerely,

MORGAN STANLEY & CO. LLC

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Zero-Strike Call]

Agreed and Accepted,

NIO Inc.

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Zero-Strike Call]